EXHIBIT 21

The direct and indirect subsidiaries of the Registrant on the date of this Registration Statement consist of:

American Vantage Media Corporation, a Nevada corporation Wellspring Media, Inc., a Nevada corporation Wellspring Productions, LLC, a Nevada limited liability company Sanuk Corporation, a Nevada corporation